Exhibit (d)(1)(a)

SCHEDULE A

(as of December 19, 2017)

As consideration for Invesco PowerShares Capital Management’s services to each of the Funds listed below, PowerShares Capital Management shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)		Initial Board Approval Date	Shareholder Approval Date		Initial Effective Date		Termination Date
PowerShares Active U.S. Real Estate Fund	0.80		06/20/08	11/19/08		11/19/08		04/30/18
PowerShares Balanced Multi-Asset Allocation Portfolio	0.05		12/15/16	2/16/17		2/23/17		04/30/18
PowerShares Conservative Multi-Asset Allocation Portfolio	0.05		12/15/16	2/16/17		2/23/17		04/30/18
PowerShares Government Collateral Pledge Portfolio	0.17	*	06/21/16	[	]	[	]	04/30/18
PowerShares Moderately Conservative Multi-Asset Allocation Portfolio	0.05		12/15/16	2/16/17		2/23/17		04/30/18
PowerShares Growth Multi-Asset Allocation Portfolio	0.05		12/15/16	2/16/17		2/23/17		04/30/18
PowerShares Multi-Strategy Alternative Portfolio	0.95		04/17/14	5/27/14		5/28/14		04/30/18
PowerShares S&P 500® Downside Hedged Portfolio	0.39		09/13/12	12/05/12		12/06/12		04/30/18
PowerShares Total Return Bond Portfolio	0.50		12/19/17	[	]	[	]	04/30/19
PowerShares Variable Rate Investment Grade Portfolio	0.30		12/17/15	9/20/16		9/21/16		04/30/18

*	The Adviser shall not collect the portion of the advisory fee that the Adviser would otherwise be entitled to collect from PowerShares Government Collateral Pledge Portfolio, in an amount equal to 100% of the contractual advisory fee charged by any affiliated fund investment, without regard to any waivers, expense caps or other reductions, for a total amount not to exceed 15bps.

POWERSHARES ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST
Attest:

By:	/s/ Peter Davidson	By:	/s/ Daniel E. Draper
	Name: Peter Davidson Title: Assistant Secretary		Name: Daniel E. Draper Title: President

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC
Attest:

By:	/s/ Peter Davidson	By:	/s/ Daniel E. Draper
	Name: Peter Davidson Title: Assistant Secretary		Name Daniel E. Draper Title: Managing Director